STRICTLY CONFIDENTIAL **EXECUTION COPY**

ASSET PURCHASE AGREEMENT

by and between

PRIA DIAGNOSTICS, LLC

and

QUANTRX BIOMEDICAL CORPORATION

dated as of July ___, 2009

TABLE OF CONTENTS

This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of July ___, 2009, is by and between PRIA DIAGNOSTICS, LLC, a Delaware limited liability company (the "Seller"), and QUANTRX BIOMEDICAL CORPORATION, a Nevada corporation (the "Purchaser").

WHEREAS, the Seller is engaged in the business of diagnostic research and development (the "Business"); and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, certain assets, as set forth on Schedule A attached hereto, all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms.For purposes of this Agreement:

"Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

"Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The Purchaser shall be deemed to control any Person the outstanding voting securities of which the Purchaser owns 50% or more.

"Ancillary Agreements" means the Bill of Sale and the Assignments of Intellectual Property.

"Assignments of Intellectual Property" means the assignments of Intellectual Property to be executed and delivered by the Seller at the Closing, substantially in the forms of Exhibit A hereto.

"Bill of Sale" means the Bill of Sale and Assignment to be executed and delivered by the Seller at the Closing, substantially in the form of Exhibit B.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

"Claims" means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

"Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

"control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

"Commercialization" means the first commercial sale by the Purchaser or an Affiliate of the Purchaser of a diagnostic system based on the NanoFL Core Technology.

"Common Stock" means the shares of common stock, $0.01 par value, of the Purchaser.

"Conveyance Taxes" means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

"Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

"Element Male Fertility Test" means a self contained electronic device which measures motile sperm incorporating the NanoFL Technology.

"Element Male Fertility Test Kit" means a box with an Element Male Fertility Test device, prepared specimen cup, and instructions.

"Element Reader" means any device incorporating NanoFL Technology used for male fertility.

"Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"GAAP" means generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

"Governmental Authority" means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Gross Sales" means, for the purpose of calculating Royalties, the Purchaser's total invoice value of sales relating to Products for which payment in full is actually received by the Purchaser.

"Intellectual Property" means (i) Patents, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof and (iv) confidential and proprietary information, including trade secrets, know-how and invention rights.

"IRS" means the Internal Revenue Service of the United States.

"Lateral Flow Test Strip" means an absorbent test strip in which a sample flows through the test strip toward a test line that extends transversely across the width of the strip.

"Law" means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

"Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

"NanoFL Base Reader" means any device that uses NanoFL Core Technology to make a diagnostic reading.

"NanoFL Core Technology" means multilens optical assembly and/or microfluidics.

"NanoFL Technology" means NanoFL Core Technology with fluorescent tagging.

"Net Sales" means, for the purpose of calculating Royalties, the Purchaser's Gross Sales after deduction of regular trade and cash and quantity discounts, insurance, duties, actual returns, and sales or value added tax actually paid by the Purchaser, but before deduction of any other items, including but not limited to freight allowances, and agents' commissions.

"Patents" means patents, patent applications and statutory invention registrations.

"Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

"Products" means any device or diagnostic system sold by the Purchaser or any of its Affiliates that uses or incorporates the NanoFL Technology.

"Reimbursement Amount" means an amount equal to the aggregate amount of documented fees and expenses actually and reasonably incurred by the Seller for (a) up to $25,000 in legal fees incurred in connection with the transactions contemplated hereby, (b) up to $25,000 for fees incurred by the Seller in connection with the Patents that are part of the Purchased Assets, and (c) up to $75,000 for fees incurred by the Seller for development expenses. Under no circumstances shall the Reimbursement Amount exceed $125,000.

"Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

"Tax Returns" means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
"Agreement"	Preamble
"Business"	Recitals
"Closing"	2.04
"Excluded Liabilities"	2.02(b)
"Indemnification Item"	6.04(a)
"Investor Questionnaire Certification"	2.05(b)
"Loss"	6.02(a)
"Material Contracts"	3.08(a)
"Milestone 1 Trigger Date"	5.10(a)
"Milestone 2 Trigger Date"	5.10(b)
"Milestone Payments"	5.10
"Milestone Shares"	5.10
"Purchase Shares"	2.02
"Purchased Assets"	2.01
"Purchaser"	Preamble

Definition	Location
"Purchaser Indemnified Party"	6.02(a)
"Purchaser's Certificate"	6.04(a)
"Restricted Period"	5.04
"Royalties"	5.09(c)
"Rule 144"	3.15(b)
"Seller"	Preamble
"Third Party Claim"	6.03(b)

SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

(d) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its successors and permitted assigns; and

(i) the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from the Seller, all the assets and properties set forth on Schedule A hereto (as the "Purchased Assets"); provided, however, that nothing herein shall require the Seller to physically deliver to the Purchaser any tangible personal property that is not, as of the date of this Agreement, located in the United States.

SECTION 2.02. Assumption and Exclusion of Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall not assume any Liabilities of the Seller, related to the Purchased Assets or otherwise.

(b) The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, all Liabilities of the Seller (the "Excluded Liabilities").

SECTION 2.03. Purchase Price. The purchase price for the Purchased Assets and the covenants contained in Section 5.04 shall be equal to (i) $600,000 (comprised of $250,000 in cash, to be reduced by $200,000 in deposit funds paid by the Purchaser prior to Closing, and $350,000 in Common Stock at $0.50 per share (the "Purchase Shares"). The Purchaser shall deduct from payments made in accordance herewith any amounts required to be withheld and deducted under the Code or other applicable Tax Law. Any amounts so deducted shall be remitted by the Purchaser to the appropriate Governmental Authority on a timely basis.

SECTION 2.04. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets contemplated by this Agreement is taking place at a closing (the "Closing") being held on the date hereof at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166 at 10:00 a.m. New York City time.

SECTION 2.05. Closing Deliveries by the Seller. (a) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser executed counterparts of the Assignments of Intellectual Property and the Bill of Sale.

(b) On the date that is 30 days after the Closing, the Seller shall deliver or cause to be delivered to the Purchaser a completed and executed copy of an Investor Questionnaire Certification in the form attached hereto as Exhibit C (the "Investor Questionnaire Certification").

SECTION 2.06. Closing Deliveries by the Purchaser. (a) At the Closing, the Purchaser shall deliver to the Seller:

(i) $110,000 minus $7,937.50 withheld by the Purchaser and paid to Qioptiq, Polymer, Inc. for the Optical Tool located in Los Angeles, by wire transfer in immediately available funds to a bank account designated by the Seller;

(b) On the date that is 30 days after the Closing, the Purchaser shall deliver to the Seller:

(i) $65,000, or such other lesser amount that is equal to (A) $250,000 plus the Reimbursement Amount minus (B) $310,000, by wire transfer in immediately available funds to a bank account designated by the Seller;

(ii) an original stock certificate evidencing the Purchase Shares and a per share price of $0.50.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows (except as set forth in the Disclosure Schedule):

SECTION 3.01. Organization, Authority and Qualification of the Seller. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (b) adversely affect the ability of the Purchaser to use, enjoy or benefit from the Purchased Assets. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

SECTION 3.02. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of organization or operating agreement (or similar organizational documents) of the Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, or any of its assets, properties or businesses, including the Purchased Assets and the Business, or (c) conflict

with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party or by which any of the Purchased Assets is bound or affected, except, in the case of clause (c), to the extent that such conflicts, breaches, defaults or other matters would not (i) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) adversely affect the ability of the Purchaser to use, enjoy or benefit from the Purchased Assets.

SECTION 3.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or third party. The Seller knows of no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement will not be received.

SECTION 3.04. Absence of Undisclosed Liabilities. There are no Liabilities that are related to the Purchased Assets, other than Liabilities (i) disclosed in writing to the Purchaser as of the date immediately preceding the date hereof or (ii) incurred since such date in the ordinary course of Business, consistent with past practice, of the Seller and which do not and could not adversely affect the ability of the Purchaser to use, enjoy or benefit from the Purchased Assets.

SECTION 3.05. Litigation. There are no Actions by or against the Seller or any Affiliate thereof relating to the Purchased Assets or the Business or affecting any of the Purchased Assets or the Business pending before any Governmental Authority (or, to the best knowledge of the Seller after due inquiry, threatened to be brought by or before any Governmental Authority). Neither the Seller nor any of its assets or properties, including the Purchased Assets, is subject to any Governmental Order (nor, to the best knowledge of the Seller after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which could adversely affect the ability of the Purchaser to use, enjoy or benefit from the Purchased Assets or, to the best knowledge of the Seller after due inquiry, could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.06. Compliance with Laws. The Seller has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Seller or any of its properties or assets, including the Purchased Assets, and the Seller is not in violation of any such Law or Governmental Order.

SECTION 3.07. Environmental and Other Permits and Licenses; Related Matters. The Seller is in compliance with, and for the past five years has been in compliance with, all applicable environmental Laws and all applicable environmental permits. There is no asbestos or asbestos-containing material on any of the real property owned or leased by the

Seller. There are no environmental claims pending or threatened against the Seller relating to the Business or the real property owned or leased by the Seller, and there are no circumstances that can reasonably be expected to form the basis of any such environmental claim. The Seller (as it relates to the Business) is in compliance with all applicable environmental Laws and all applicable environmental permits.

SECTION 3.08. Material Contracts. (a) The Seller has made available to the Purchaser true and complete copies of each contract, agreement or arrangement of the Seller that is material to Purchased Assets (the "Material Contracts").

(b) The Seller is not in breach of, or default under, any Material Contract that would adversely affect the Purchaser's purchase or use of the Purchased Assets as contemplated hereby.

(c) No other party to any Material Contract is in breach thereof or default thereunder and the Seller has not received any notice of termination, cancellation, breach or default under any Material Contract that would adversely affect the Purchaser's purchase or use of the Purchased Assets as contemplated hereby.

(d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Purchased Assets.

SECTION 3.09. Intellectual Property. (a) The Seller has delivered or made available to the Purchaser a true and complete list of all Intellectual Property that is owned, licensed or otherwise used by the Seller or any of its Affiliates in the operation of the Business.

(b) To the best knowledge of the Seller after due inquiry, the Intellectual Property that constitutes Purchased Assets does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and no Actions or Claims are pending or, to the best knowledge of the Seller after due inquiry, threatened against the Seller alleging any of the foregoing.

(c) The Seller is the exclusive owner of the entire and unencumbered right, title and interest in and to the Intellectual Property that constitutes Purchased Assets.

(d) No Intellectual Property that constitutes Purchased Assets is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

(e) No Actions or Claims have been asserted or are pending or, to the best knowledge of the Seller after due inquiry, threatened against the Seller (i) based upon or challenging or seeking to deny or restrict the use by the Seller of any of the Intellectual Property that constitutes Purchased Assets or (ii) alleging that any Intellectual Property that constitutes Purchased Assets infringes or misappropriates any Intellectual Property right of any third party.

(f) To the best knowledge of the Seller after due inquiry, no Person is engaging in any activity that infringes the Intellectual Property that constitutes Purchased Assets.

The Seller has not granted any license or other right to any third party with respect to the Intellectual Property that constitutes Purchased Assets. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the termination or impairment of any of the Intellectual Property that constitutes Purchased Assets.

(g) The Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used in connection with the Business. To the best knowledge of the Seller after due inquiry, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property used in connection with the Business by any Person; (ii) no employee, independent contractor or agent of the Seller has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) no employee, independent contractor or agent of the Seller is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

SECTION 3.10. Assets. (a) The Seller owns all the Purchased Assets. The Seller has good and marketable title to all the Purchased Assets, free and clear of all Encumbrances.

(b) The Seller has caused the Purchased Assets to be maintained in accordance with good business practice at all times, and all the Purchased Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

(c) The Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Purchaser will own, with good, valid and marketable title, or otherwise acquire the interests of the Seller in the Purchased Assets, free and clear of any Encumbrances, and without incurring any penalty or other adverse consequence, including any increase in royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

SECTION 3.11. Taxes. (a) All Tax Returns required to be filed by or with respect to the Purchased Assets have been timely filed; (b) all Taxes required to be shown on such Tax Returns or otherwise due by or with respect to the Purchased Assets have been timely paid; (c) all such Tax Returns (insofar as they relate to the Purchased Assets) are true, correct and complete in all material respects; (d) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either relates to the Purchased Assets or could result in liability of the Seller on the basis of joint and/or several liability) and, to the best knowledge of the Seller after due inquiry, no basis exists for any such adjustment; (e) there are no pending or, to the best knowledge of the Seller after due inquiry, threatened Actions for the assessment or collection of Taxes against the Purchased Assets or any Person that was included in the filing of a Tax Return with the Seller on a consolidated,

combined or unitary basis; (f) there are no Tax liens on any of the Purchased Assets; (g) there are no requests for information outstanding that could affect the Taxes relating to the Purchased Assets; (h) the Seller has not received any notice or inquiry from any jurisdiction where the Seller does not currently file Tax Returns to the effect that such filings may be required with respect to the Purchased Assets or that the Purchased Assets may otherwise be subject to taxation by such jurisdiction; (i) the Seller has properly and timely withheld, collected or deposited all amounts required to be withheld, collected or deposited in respect of Taxes and (j) there are no Tax investigations, inquiries or audits by any Tax authority in progress relating to the Purchased Assets, nor has the Seller received any written notice indicating that a Governmental Authority intends to conduct such an audit or investigation.

SECTION 3.12. Insurance. All material assets, properties and risks of the Seller are, and for the past five years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance and property insurance) issued in favor of the Seller with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Seller.

SECTION 3.13. Full Disclosure. (a) The Seller is not aware of any facts pertaining to the Seller which affect adversely the Purchased Assets or which are likely in the future to affect adversely the ability of the Purchaser to use, enjoy and benefit from the Purchased Assets which have not been disclosed in this Agreement or the Disclosure Schedule, or otherwise disclosed to the Purchaser by the Seller in writing.

(b) No representation or warranty of the Seller in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.14. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller.

SECTION 3.15. Purchase of Shares. (a) *Acquisition for Investment.* The Seller is purchasing the Purchase Shares solely for its own account and not with a view to or for sale in connection with distribution. The Seller does not have a present intention to sell any of the Purchase Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Purchase Shares, to or through any person or entity; provided, however, that by making the representations herein, the Seller does not agree to hold the Purchase Shares for any minimum or other specific term and reserves the right to dispose of the Purchase Shares at any time in accordance with federal and state securities Laws applicable to such disposition. The Seller acknowledges that it (i) has such knowledge and experience in financial and business matters such that the Seller is capable of evaluating the merits and risks of the Seller's investment in the Purchaser, (ii) is able to bear the financial risks associated with an

investment in the Purchase Shares and (iii) has been given full access to such records of the Purchaser and to the officers of the Purchaser as it has deemed necessary or appropriate to conduct its due diligence investigation.

(b) *Rule 144*. The Seller understands that the Purchase Shares must be held indefinitely unless such Purchase Shares are registered under the Securities Act or an exemption from registration is available. The Seller acknowledges that such person is familiar with Rule 144 of the rules and regulations of the Securities and Exchange Commission, as amended, promulgated pursuant to the Securities Act ("Rule 144"), and that the Seller has been advised that Rule 144 permits resales only under certain circumstances. The Seller understands that to the extent that Rule 144 is not available, the Seller will be unable to sell any Purchase Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(c) The Seller understands that the Purchase Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the applicability of such exemptions and the suitability of the Seller to acquire the Purchase Shares. The Seller understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Purchase Shares.

(d) *No General Solicitation*. The Seller acknowledges that the Purchase Shares were not offered to the Seller by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Seller was invited by any of the foregoing means of communications. The Seller, in making the decision to purchase the Purchase Shares, has relied upon independent investigation made by it and the representations, warranties and agreements set forth in this Agreement and has not relied on any information or representations made by third parties.

(e) *Accredited Investor*. The Seller is an "accredited investor" (as defined in Rule 501 of Regulation D), and the Seller has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Purchase Shares. The Seller is not required to be registered as a broker-dealer under Section 15 of the Exchange Act of 1934, as amended, and the Seller is not a broker-dealer. The Seller acknowledges that an investment in the Purchase Shares is speculative and involves a high degree of risk. The Seller has completed or caused to be completed the Investor Questionnaire Certification certifying as to its status as an "accredited investor" and understands that the Purchaser is relying upon the truth and accuracy of such information set forth therein to determine the suitability of the Seller to acquire the Purchase Shares.

(f) *Short Sales*. The Seller has not engaged in any short sales of the Common Stock or instructed any third parties to engage in any short sales of the Common Stock on its behalf prior to the Closing. The Seller covenants and agrees that it will not be in a net short

position with respect to the shares of Common Stock. For purposes of this Section 3.16(f), a "net short position" means a sale of Common Stock by the Seller that is marked as a short sale and that is made at a time when there is no equivalent offsetting long position in Common Stock held by the Seller.

(g) *Independent Advice.* The Seller understands that the Purchaser urges the Seller to seek independent advice from professional advisors relating to the suitability for the Seller of an investment in the Purchaser in view of the Seller's overall financial needs and with respect to legal and tax implications of such an investment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Post-Closing Access to Information. (a) After the date of the Closing, upon reasonable notice, the Seller shall cause its officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Seller relating to the Purchased Assets and to those officers, directors, employees, agents, accountants and counsel of the Seller who have any knowledge relating to the Purchased Assets and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the Purchased Assets (or legible copies thereof) as the Purchaser may from time to time reasonably request.

(b) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall (i) retain the books and records of the Seller which relate to the Purchased Assets for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make photocopies, at the Purchaser's expense), during normal business hours, to such books and records.

SECTION 5.02. Confidentiality. (a) The Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Purchased Assets, (ii) in the event that the Seller or any of its agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.02, (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.02, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any

of its agents, representatives, Affiliates, employees, officers and directors and, except as otherwise required by Section 5.01(b), destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. The Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.02 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

(b) Notwithstanding anything herein to the contrary, each party hereto (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby, and may disclose to any Person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure.

SECTION 5.03. Use of Intellectual Property. From and after the Closing, neither the Seller nor any of its Affiliates shall use any Intellectual Property that infringes the Intellectual Property purchased by the Purchaser under this Agreement.

SECTION 5.04. Non-Competition. (a) For a period of five years after the Closing (the "Restricted Period"), the Seller shall not engage, directly or indirectly, in any business anywhere that develops, manufactures, produces or supplies products or services of the kind being developed, manufactured, produced or supplied by the Seller as of the Closing or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser in developing, manufacturing, producing or supplying products or services of the kind being developed, manufactured, produced or supplied by the Seller as of the Closing.

(b) As a separate and independent covenant, the Seller agrees with the Purchaser that, for a period of five years following the Closing, the Seller will not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that develops, manufacturers, produces or supplies products or services of the kind being developed, manufactured, produced or supplied by the Seller as of the Closing, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Seller with whom the Seller had any dealings during the period of time in which the Purchased Assets were owned by the Seller or take away or interfere or attempt to interfere with any custom, trade, business or

patronage of the Purchaser or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Purchaser or induce or attempt to induce any of them to leave the employ of the Purchaser or violate the terms of their contracts, or any employment arrangements, with the Purchaser; provided, however, that the foregoing will not prohibit a general solicitation to the public of general advertising or the use of executive search firms or recruiters.

(c) The Restricted Period shall be extended by the length of any period during which the Seller is in breach of the terms of this Section 5.04.

SECTION 5.05. Excluded Liabilities. The Seller shall pay and discharge the Excluded Liabilities as and when the same become due and payable.

SECTION 5.06. Conveyance Taxes. The Seller shall be liable for and shall hold the Purchaser harmless against any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement. The Seller, after the review and consent by the Purchaser, shall file such applications and documents as shall permit any such Conveyance Tax to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure. The Purchaser shall execute and deliver all instruments and certificates necessary to enable the Seller to comply with the foregoing.

SECTION 5.07. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.

SECTION 5.08. Proration of Taxes and Certain Charges. (a) Except as provided in this Section 5.08, all personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the day before the date of the Closing and ends after the date of the Closing, whether imposed or assessed before or after the date of the Closing, shall be prorated between the Seller and the Purchaser as of 12:01 a.m. on the date of the Closing. If any Taxes subject to proration are paid by Purchaser, on the one hand, or Seller, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

(b) Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by the Seller for any period in which the Closing shall occur, shall be apportioned as of the Closing and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 a.m. on the date of the Closing. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the date of the Closing.

(c) The prorations pursuant to this Section 5.08 may be calculated after the Closing, as each item to be prorated (including without limitation any such Tax, obligation, assessment, charge, refund, or reimbursement) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than 30 days after the party requesting proration of any item obtains the information required to calculate such proration.

SECTION 5.09. Royalties. (a) Upon Commercialization of a Product, the Purchaser shall pay royalties to the Seller, on a quarterly basis, equal to two percent (2%) of Net Sales of any Lateral Flow Test Strip intended for use with the NanoFL Base Reader.

(b) Upon the Commercialization of a Product using the Element Male Fertility Test Kit, the Purchaser shall pay royalties to the Seller, on quarterly basis, equal to seven percent (7%) of Net Sales of any Element Male Fertility Test Kit.

(c) The foregoing royalties ("Royalties") shall be paid within 45 days of the close of each fiscal quarter of the Purchaser and shall be based on all Product sales either made directly by Purchaser or an Affiliate of the Purchaser or through channel sales. The Purchaser shall pay such royalties in accordance with this Section 5.09 for the period of five years from the initial sales date of the first Product sold by the Purchaser or any of its Affiliates.

(d) For a period of seven years following the initial sales date of each Product, the Purchaser shall (i) maintain clear, accurate and complete records for each reporting period in which sales of Products occur in sufficient detail to enable Seller or its designated representative that is reasonably satisfactory to the Purchaser to verify Net Sales and (ii) upon reasonable notice by the Seller, provide the officers, employees, agents and representatives of the Seller with reasonable access (including the right to make photocopies, at the Seller's expense), during normal business hours, to such books and records for purposes of audit. Any examination made by or on behalf of the Seller under this Section 5.09(d) shall be made at the Seller's sole cost and expense, except that if the results of the audit reveal that the Purchaser has underpaid the Seller by more than five percent (5%) of the amount that should have been paid, then any costs and expenses incurred during any such examination shall be paid by the Purchaser. Any such discrepancies shall be promptly corrected by a payment or refund, as appropriate.

SECTION 5.10. Milestone Payments. The Purchaser shall make milestone payments (the "Milestone Payments") and issue milestone shares of Common Stock (the "Milestone Shares") to the Seller in accordance with and contingent upon the following:

(a) On a date that is no later than 60 days after the clearance for sale by the U.S. Food and Drug Administration of a lateral flow assay reader based on the NanoFL Technology in the point of care or over-the-counter markets (such clearance date being the "Milestone 1 Trigger Date"):

(i) the Purchaser shall deliver to the Seller:

(A) $250,000 by wire transfer in immediately available funds to a bank account designated by the Seller; and

(B) an original stock certificate evidencing $250,000 in value of Milestone Shares based on the average closing trading price of the Common Stock for the 20 consecutive trading days immediately preceding the Milestone 1 Trigger Date;

(ii) the Seller shall deliver to the Purchaser (i) representations and warranties that are substantially identical to those contained in Section 3.15 of this Agreement and (ii) a completed and executed copy of the Investor Questionnaire Certification.

(b) On a date that is no later than 60 days after the Commercialization of a diagnostic system based on the NanoFL Core Technology, either by the Purchaser or through a strategic partnership or Affiliate (such Commercialization date being the "Milestone 2 Trigger Date"):

(i) the Purchaser shall deliver to the Seller:

(A) $425,000 by wire transfer in immediately available funds to a bank account designated by the Seller; and

(B) an original stock certificate evidencing $500,000 in value of Milestone Shares based on the average closing trading price of the Common Stock for the 20 consecutive trading days immediately preceding the Milestone 2 Trigger Date.

(ii) the Seller shall deliver to the Purchaser (i) representations and warranties that are substantially identical to those contained in Section 3.15 of this Agreement and (ii) a completed and executed copy of the Investor Questionnaire Certification.

SECTION 5.11. First Right of Offer. Prior to entering into any agreement or arrangement with a Person other than the Seller regarding the manufacture of Element Readers and/or NanoFL Base Readers, the Purchaser shall first offer the Seller the opportunity to manufacture such Element Readers and/or NanoFL Base Readers on mutually satisfactory terms and shall engage in good faith negotiations with the Seller regarding the terms of any such manufacturing. If the parties are unable to execute a definitive agreement with respect to any such manufacturing within 30 days after the commencement of negotiations, then the Purchaser shall be able to offer a Person other than the Seller the opportunity to manufacture the Element Readers and/or NanoFL Base Readers.

ARTICLE VI

INDEMNIFICATION

SECTION 6.01. Survival of Representations and Warranties. (a) The representations and warranties of the Seller contained in this Agreement and the Ancillary Agreements shall survive the Closing until the second anniversary of the Closing. Neither the period of survival nor the liability of the Seller with respect to the Seller's representations and

warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b) The representations and warranties of the Purchaser contained in this Agreement and the Ancillary Agreements shall survive the Closing until the second anniversary of the Closing. Neither the period of survival nor the liability of the Purchaser with respect to the Purchaser's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Seller. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

SECTION 6.02. Indemnification by the Seller. (a) The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnified Party") shall be indemnified and held harmless by the Seller for and against any and all Liabilities, losses, diminution in value, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

(i) the breach of any representation or warranty made by the Seller contained in this Agreement and the Ancillary Agreements (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material") or "material adverse effect" set forth therein);

(ii) the breach of any covenant or agreement by the Seller contained in this Agreement and the Ancillary Agreements;

(iii) any and all Losses suffered or incurred by the Purchaser by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of the Seller in connection with the Purchased Assets occurring or existing prior to the Closing; or

(iv) liabilities, whether arising before or after the Closing, that are not expressly assumed by the Purchaser pursuant to this Agreement, including:

(A) Liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement; and

(B) the Excluded Liabilities.

(b) To the extent that the Seller's undertakings set forth in this Section 6.02 may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to

contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

SECTION 6.03. Notice of Loss; Third Party Claims. (a) A Purchaser Indemnified Party shall give the Seller notice of any matter which a Purchaser Indemnified Party has determined has given rise to a right of indemnification under this Agreement, within 10 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If a Purchaser Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a "Third Party Claim") against it or which may give rise to a claim for Loss under this Article VI, within 10 days of the receipt of such notice, the Indemnified Party shall give the Seller notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Seller from any of its obligations under this Article VI except to the extent that the Seller is materially prejudiced by such failure and shall not relieve the Seller from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VI. If the Seller acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Seller shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 10 days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Seller, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Seller. In the event that the Seller exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Seller in such defense and make available to the Seller, at the Seller's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Seller. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Seller shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Seller's expense, all such witnesses, records, materials and information in the Seller's possession or under the Seller's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Seller in which the settlement includes any obligation of an Indemnified Party other than, or in addition to, the payment of money for which the Seller has assumed the obligation without the prior written consent of the Indemnified Party.

SECTION 6.04. Set-Off. (a) If the Purchaser believes that it is entitled to indemnification under Section 6.02, at any time on or prior to the date that is two years after the date hereof, the Purchaser shall promptly deliver to the Seller a certificate of the Purchaser (a "Purchaser's Certificate"), which Purchaser's Certificate shall:

(i) state that the Purchaser has paid or incurred a Loss and is entitled to indemnification under this Article VI (an "Indemnification Item");

(ii) state the aggregate amount of each such Indemnification Item; and

(iii) specify in reasonable detail the nature and amount of each individual Indemnification Item.

(b) If the Seller shall object to any amount claimed in connection with any Indemnification Item specified in any Purchaser's Certificate, the Seller shall, within 20 days after delivery by the Purchaser to the Seller of such Purchaser's Certificate, deliver to the Purchaser a certificate of the Seller, (i) specifying each such amount to which the Seller objects and (ii) specifying in reasonable detail the nature and basis for each such objection. If the Purchaser shall not have received a Seller's Certificate objecting to the amount claimed with respect to an Indemnification Item within 20 days after delivery to the Seller of a Purchaser's Certificate specifying such Indemnification Item, the Seller shall be deemed to have acknowledged the correctness of the amount claimed on such Purchaser's Certificate with respect to such Indemnification Item, and the Purchaser shall be permitted to set-off an amount equal to the aggregate amounts of the Indemnification Items set forth in such Purchaser's Certificate from any payments by the Purchaser or any of its Affiliates under this Agreement (including any Milestone Payments, Royalties or the value of any Milestone Shares) or any other Ancillary Agreement.

(c) If the Purchaser shall receive, within 20 days after delivery to the Seller of a Purchaser's Certificate, a Seller's Certificate objecting to the amount claimed with respect to any Indemnification Item specified in such Purchaser's Certificate, the Seller and the Purchaser shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Seller and the Purchaser are unable to reach a resolution with such effect within 10 days after the receipt by the Purchaser of the Seller's written notice of dispute, the Seller and the Purchaser shall submit the Indemnification Items remaining in dispute for resolution to an independent accounting firm or other independent third party that is reasonably satisfactory to the Purchaser and the Seller, which independent accounting firm or independent third party shall, within 20 days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed Indemnification Items, and such report shall be final, binding and conclusive on the Seller and the Purchaser. The Purchaser shall be permitted to set-off an amount equal to the aggregate amounts of the Indemnification Items set forth in such Purchaser's Certificate and resolved in its favor by mutual agreement of the Seller and the Purchaser or by the independent accounting firm from any payments by the Purchaser or any of its Affiliates under this Agreement (including any Milestone Payments, Royalties or the value of any Milestone Shares) or any other Ancillary Agreement. The fees and expenses of the independent accounting firm or independent third party shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the independent accounting firm that is unsuccessfully disputed by each such party (as finally determined by independent accounting firm or independent third party) bears to the total amount of such remaining disputed items so submitted.

SECTION 6.05. Limits on Indemnification. Notwithstanding anything to the contrary set forth in Section 6.02, (a) the Seller shall not be obligated to indemnify a Purchaser Indemnified Party until Losses incurred exceed $25,000 in the aggregate and (b) the maximum amount of indemnifiable Losses that may be set-off or otherwise recovered from the Seller under Section 6.02 shall not exceed the aggregate amount of all payments (whether fixed, contingent or otherwise) still to be made by the Purchaser or any of its Affiliates under this Agreement (including the Milestone Payments, Royalties and the value of the Milestone Shares) and any other Ancillary Agreement as of the time such claim for indemnification is received by the Seller.

SECTION 6.06. Tax Treatment. The Seller agrees that all payments made for the benefit of the Purchaser under this Article VI, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants shall be treated as adjustments to the purchase price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, the Purchaser agrees to reimburse the Seller for certain fees and expenses incurred in connection with this Agreement up to an amount equal to the Reimbursement Amount.

SECTION 7.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

(a) if to the Seller:

PRIA Diagnostics, LLC
6309 Springwood Drive
Reno, NV 89523
Telecopy: (775) 923-3832
Telephone: (775) 745-4726
Attention: Douglas Erwin

(b) if to the Purchaser:

QuantRx Biomedical Corporation
100 South Main Street, Suite 300
Doylestown, Pennsylvania 18901
Telecopy: (267) 880-1596
Telephone: (267) 880-1595
Attention: Sasha Afanassiev

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Telecopy: (212) 801-6400
Telephone: (212) 801-9200
Attention: Michael D. Helsel, Esq.

SECTION 7.03. Public Announcements. Neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 7.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.05. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 7.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Seller. Notwithstanding anything to the contrary contained herein, in the event of assignment under this Section 7.06 by the Purchaser to an Affiliate, the Purchaser shall remain primarily

responsible and liable for the issuance of Milestone Shares and shall guaranty payment by the Affiliate of Milestone Payments in accordance herewith.

SECTION 7.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 7.08.

SECTION 7.08. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 7.09. No Third Party Beneficiaries. Except for the provisions of Article VI relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 7.10. Specific Performance. The Seller acknowledges and agrees that the Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Purchaser could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

SECTION 7.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement (other than those under Section 6.04) shall be heard and determined exclusively in any Delaware federal court sitting in the State of Delaware or The City of Wilmington, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court sitting in the State of Delaware or The City of Wilmington. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware or The City

of Wilmington for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 7.12. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.12.

SECTION 7.13. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 7.14. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

ORIGINAL

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRIA DIAGNOSTICS, LLC

By: ______________________

Name: Douglas Crain

Title: Chairman

QUANTRX BIOMEDICAL CORPORATION

By: ______________________

Name: Walter Witoshkin

Title: CEO

SCHEDULE A

PURCHASED ASSETS

EXHIBIT A

PATENTS/PATENT APPLICATIONS

ACTIVE 40271-8002 PATENT FAMILY – 'MALE FERTILITY ASSAY METHOD AND DEVICE'

Country/Ref. No.	Application/Patent No.	Filing Date:	Status:	Expiration Date:	Priority Appl(s):
Australia 40271-8002.AU00	2003297757	9-Dec-2003	Pending	9-Dec-2023	US 60/431,872 US 60/511,798 US 10/705,162
Canada 40271-8002.CA00	2,507,031	9-Dec-2003	Pending	9-Dec-2023	US 60/431,872 US 60/511,798 US 10/705,162
China 40271-8002.CN00	200380109355.4	9-Dec-2003	Published	9-Dec-2023	US 60/431,872 US 60/511,798 US 10/705,162
Europe 40271-8002.EP00	03796824.5	9-Dec-2003	Published	9-Dec-2023	US 60/431,872 US 60/511,798 US 10/705,162

Country/Ref. No.	Application/Patent No.	Filing Date:	Status:	Expiration Date:	Priority Appl(s):
Japan 40271-8002.JP00	2005 511743	9-Dec-2003	Published	9-Dec-2023	US 60/431,872 US 60/511,798 US 10/705,162
South Korea 40271-8002.KR00	10 2005 7010433	9-Dec-2003	Pending	9-Dec-2023	US 60/431,872 US 60/511,798 US 10/705,162
Singapore 40271-8002.SG00	200503438-4	9-Dec-2003	Granted	9-Dec-2023	US 60/431,872 US 60/511,798 US 10/705,162
United States 40271-8002.US00	6,929,945	6-Nov-2003	Granted	6-Nov-2023	US 60/431,872 US 60/511,798
United States 40271-8002.US01	7,108,966 Divisional	9-Nov-2004	Granted	6-Nov-2003	US 60/431,872 US 60/511,798 US 10/705,162

ACTIVE 40271-8003 PATENT FAMILY – 'MULTILENS OPTICAL ASSEMBLY FOR A DIAGNOSTIC DEVICE'

Country/Ref. No.	Application/Patent No.	Filing Date:	Status:	Expiration Date:	Priority Appl(s):
Europe 40271-8003.EP00	04796053.9	15-Oct-2004	Published	15-Oct-2024	US 60/511,798 US 10/865,100
Japan 40271-8003.JP00	2006 535463	15-Oct-2004	Published	15-Oct-2024	US 60/511,798 US 10/865,100
Singapore 40271-8003.SG00	200602429-3	15-Oct-2004	Granted	15-Oct-2024	US 60/511,798 US 10/865,100
United States 40271-8003.US00	7,002,688	9-Jun-2004	Granted	9-Jun-2024	US 60/511,798

ACTIVE 40271-8004 PATENT FAMILY - 'MICROFLUIDICS STRUCTURE AND METHOD'

Country/Ref. No.	Application/Patent No.	Filing Date:	Status:	Expiration Date:	Priority App(s):
United States 40271-8004.US00	11/401,698	10-Apr-2006	Published	10-Apr-2026	60/670,478

TRADEMARKS

Country	Mark	Filing Date:	Ser./ Application No.
United States	Element	4/27/04	78-408637

PURCHASED ASSETS

Equipment	Location
• Optical Tool	Los Angeles

<u>EXHIBIT A</u>

FORM OF ASSIGNMENTS OF INTELLECTUAL PROPERTY

TRADEMARK ASSIGNMENT

This Trademark Assignment (the "Assignment") is made from Pria Diagnostics, LLC, a Delaware Limited Liability Company ("Assignor") to QuantRx Biomedical Corporation, a Nevada corporation ("Assignee").

Assignor desires to assign to Assignee all of Assignor's right, title and interest in and to Assignor's trademarks and/or service marks and any applications or registrations therefor (collectively the "Marks").

In consideration for Assignee entering into the Asset Purchase Agreement by and between Assignor and Assignee, and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Assignor does hereby assign, transfer, grant, sell and otherwise convey to Assignee all of Assignor's right, title and interest in and to the Marks, including all common law rights therein, applications to register therefor, together with the good will of the business symbolized by the Marks and all claims for damages by reason of past infringements of the Marks with the right to sue for and collect the same for its own use and benefit, and for the use and on behalf of its successors, assigns and other legal representatives.

Dated: July 29 2009

Pria Diagnostics, LLC

[signature]

By: Douglas Erwin
Title: Chairman

State of Nevada)
County of Washoe) ss:

Before me personally appeared said Chairman and acknowledged the foregoing instrument to be his free act and deed this 29th day of July, 2009.

JAIME L. WEST
Notary Public - State of Nevada
Appointment Recorded in Churchill County
No: 08-8374-4 - Expires October 10, 2012

[signature]
(Notary Public)

PATENT ASSIGNMENT

This Patent Assignment (the "Assignment") is made from PRIA DIAGNOSTICS, LLC, a Delaware Limited Liability Company ("Assignor") to QUANTRX BIOMEDICAL CORPORATION, a Nevada corporation ("Assignee").

Assignor desires to assign to Assignee all of Assignor's right, title and interest in and to Assignor's inventions, patents and patent applications, as well as any and all divisional applications, continuing applications, or reissue patents related or claiming priority thereto or based thereon, any and all patents issuing thereon, and any and all foreign patents and patent applications corresponding thereto or relying thereon for a filing or convention date, including those Patents and Patent Applications set forth on Exhibit A attached hereto.

In consideration for Assignee entering into the Asset Purchase Agreement by and between Assignor and Assignee, and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Assignor does hereby sell, assign, transfer and set over unto the said Assignee, the entire right, title and interest in and to said inventions and said patent applications and patents, in the United States and throughout the world, and any reissue or reissues thereof which may be granted, for its own use and benefit, and for the use and benefit of its successors, assigns, or other legal representatives to the end of the term or terms for which said Letters Patent are or may be granted or reissued as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made, together with all claims for damages by reason of past infringement, with the right to sue for, and collect the same for its own use and benefit, and for the use and benefit of its successors, assigns or other legal representatives in the United States and throughout the world.

Assignor authorizes the Commissioner of Patents and Trademarks of the United States of America, and the empowered officials of all other governments to issue or transfer all said inventions, patents and patent applications to Assignee, as assignee thereof, or otherwise as Assignee may direct.

Dated: July 29 2009

PRIA DIAGNOSTICS, LLC

By: Douglas E. W...
Title: Chairman

State of Nevada)
County of Washoe) ss:

Before me personally appeared said Chairman and acknowledged the foregoing instrument to be his free act and deed this 29th day of July, 2009

JAIME L. WEST
Notary Public - State of Nevada
Appointment Recorded in Churchill County
No: 08-8374-4 - Expires October 10, 2012

(Notary Public)

EXHIBIT B

FORM OF BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT

This BILL OF SALE AND ASSIGNMENT, dated as of July ___, 2009 (this "Bill of Sale and Assignment"), is from PRIA DIAGNOSTICS, LLC, a Delaware limited liability company (the "Seller"), to QUANTRX BIOMEDICAL CORPORATION, a Nevada corporation (the "Purchaser").

WHEREAS, the Seller and the Purchaser have entered into an Asset Purchase Agreement, dated as of the date hereof (the "Asset Purchase Agreement"; unless otherwise defined herein, capitalized terms shall be used herein as defined in the Asset Purchase Agreement); and

WHEREAS, the execution and delivery of this Bill of Sale and Assignment by the Seller is a condition to the Purchaser's execution of the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in the Asset Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller does hereby agree as follows:

1. Sale and Assignment of Purchased Assets. The Seller hereby sells, assigns, transfers, conveys, grants, bargains, sets over, releases, delivers, vests and confirms unto the Purchaser and its successors and assigns, forever, the entire right, title and interest of the Seller free and clear of all Encumbrances in and to any and all of the Purchased Assets; provided, however, that nothing herein shall require the Seller to physically deliver to the Purchaser any tangible personal property that is not, as of the date of this Bill of Sale and Assignment, located in the United States.

2. Obligations and Liabilities Not Assumed. Nothing expressed or implied in this Bill of Sale and Assignment shall be deemed to be an assumption by the Purchaser or its subsidiaries of any Liabilities of the Seller. The Purchaser does not by this Bill of Sale and Assignment, agree to assume or agree to pay, perform or discharge any Liabilities of the Seller of any nature, kind or description whatsoever.

3. Further Assurances. The Seller hereby covenants and agrees that, at any time and from time to time after the date of this Bill of Sale and Assignment, at the Purchaser's request, the Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, any and all further acts, conveyances, transfers, assignments, and assurances as necessary to grant, sell, convey, assign, transfer, set over to or vest in the Purchaser any of the Purchased Assets.

4. Power of Attorney. The Seller hereby constitutes and appoints the Purchaser, its successors and assigns, the true and lawful attorney and attorneys of the Seller, with full power of substitution, in the name of the Purchaser or in the name and stead of the Seller, but on behalf of and for the benefit of the Purchaser, its successors and assigns (and at the expense of the Seller):

(a) to collect, demand and receive any and all Purchased Assets transferred hereunder and to give receipts and releases for and in respect of the same;

(b) to institute and prosecute in the Seller's name, or otherwise, at the expense and for the benefit of the Purchaser any and all actions, suits or proceedings, at law, in equity or otherwise, which the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets hereby sold and assigned to the Purchaser or intended so to be, to defend or compromise any and all such actions, suits or proceedings in respect of any of such Purchased Assets, and to do all such acts and things in relation thereto as the Purchaser shall deem advisable for the collection or reduction to possession of any of such Purchased Assets;

(c) to take any and all other reasonable action designed to vest more fully in the Purchaser the Purchased Assets hereby sold and assigned to the Purchaser or intended so to be and in order to provide for the Purchaser the benefit, use, enjoyment and possession of such Purchased Assets; and

(d) to do all reasonable acts and things in relation to the Purchased Assets sold and assigned hereunder.

The Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by it or upon its subsequent dissolution or in any manner or for any reason. The Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest with respect thereto. The Seller shall from time to time pay to the Purchaser, when received, any amounts that shall be received directly or indirectly by the Seller (including amounts received as interest) in respect of any Purchased Assets sold, assigned or transferred to the Purchaser pursuant hereto.

5. No Third Party Beneficiaries. This Bill of Sale and Assignment shall be binding upon and inure solely to the benefit of the Purchaser and its permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Bill of Sale and Assignment.

6. Severability. If any term or other provision of this Bill of Sale and Assignment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Bill of Sale and Assignment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either the Seller or the Purchaser. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Bill of Sale and Assignment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Bill of Sale and Assignment are consummated as originally contemplated to the greatest extent possible.

7. Governing Law. This Bill of Sale and Assignment shall be governed by the laws of the State of Delaware.

ORIGINAL

IN WITNESS WHEREOF, this Bill of Sale and Assignment has been executed by the Seller as of the date first above written.

PRIA DIAGNOSTICS, LLC

By: ______________________

Name: Douglas Given

Title: Chairman

EXHIBIT C

INVESTOR QUESTIONNAIRE CERTIFICATION

ORIGINAL

EXHIBIT C

INVESTOR QUESTIONNAIRE CERTIFICATION

QUANTRX BIOMEDICAL CORPORATION
INVESTOR QUESTIONNAIRE
(ALL INFORMATION WILL BE TREATED CONFIDENTIALLY)

To: QuantRx Biomedical Corporation

This Investor Questionnaire ("Questionnaire") must be completed by each potential investor in connection with the offer and sale of the shares of restricted common stock of QuantRx Biomedical Corporation (the "Shares"). The Shares are being offered and sold by QuantRx Biomedical Corporation (the "Company") without registration under the Securities Act of 1933, as amended (the "Act"), and the securities laws of certain states, in reliance on the exemptions contained in Section 4(2) of the Act and on Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. The Company must determine that a potential investor meets certain suitability requirements before offering or selling Shares to such investor. The purpose of this Questionnaire is to assure the Company that each investor will meet the applicable suitability requirements. The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemptions from registration is based in part on the information herein supplied. This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security. Your answers will be kept strictly confidential. However, by signing this Questionnaire, you will be authorizing the Company to provide a completed copy of this Questionnaire to such parties as the Company deems appropriate in order to ensure that the offer and sale of the Shares will not result in a violation of the Act or the securities laws of any state and that you otherwise satisfy the suitability standards applicable to purchasers of the Shares. All potential investors must answer all applicable questions and complete, date and sign this Questionnaire. Please print or type your responses and attach additional sheets of paper if necessary to complete your answers to any item.

A. BACKGROUND INFORMATION

Name: Tria Diagnostics, LLC

Business Address: 6309 Springwood Drive
(Number and Street)

Reno | NV | 89523
(City) | (State) | (Zip Code)

Telephone Number: 775-745-4726

If an individual:
Age: ________ Citizenship: ________

If a corporation, partnership, limited liability company, trust or other entity:
Type of entity: Limited liability company
State of formation: ________ Date of formation: ________

Social Security or Taxpayer Identification No. ________

B. STATUS AS ACCREDITED INVESTOR

The undersigned is an "accredited investor" as such term is defined in Regulation D under the Act, and at the time of the offer and sale of the Shares the undersigned falls and will fall within one or more of the following categories (Please initial one or more, as applicable):[1]

[1] As used in this Questionnaire, the term "net worth" means the excess of total assets over total liabilities. In computing net worth for the purpose of subsection (4), the principal residence of the investor must be valued at cost, including cost of improvements, or at recently appraised value by an institutional lender making a secured loan, net of encumbrances. In determining income, the investor should add to the investor's adjusted gross income any amounts attributable to tax exempt

ORIGINAL

____ (1) a **bank** as defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; a **broker or dealer** registered pursuant to Section 15 of the Shares Exchange Act of 1934; an **insurance company** as defined in Section 2(13) of the Act: an **investment company** registered under the Investment Company Act of 1940 or a **business development company** as defined in Section 2(a)(48) of that Act; a **Small Business Investment Company** licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a **plan** established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an **employee benefit plan** within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with the investment decisions made solely by persons that are accredited investors;

____ (2) a **private business development company** as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

____ (3) an **organization described in Section 501(c)(3)** of the Internal Revenue Code of 1986, as amended, **corporation**, Massachusetts or similar **business trust**, or **partnership**, not formed for the specific purpose of acquiring the Shares offered, with total assets in excess of $5,000,000;

____ (4) a **natural person** whose individual net worth, or joint net worth with that person's spouse, at the time of such person's purchase of the Shares exceeds $1,000,000;

____ (5) a **natural person** who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

____ (6) a **trust**, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; and

X (7) an entity in which all of the equity owners are accredited investors (as defined above).

IN WITNESS WHEREOF, the undersigned has executed this Questionnaire this 29 day of July, 2007 and declares under oath that it is truthful and correct.

Douglas Erwin
Print Name

By [signature]
Signature

Title: Managing Member
(required for any purchaser that is a corporation, partnership, limited liability company, trust or other entity)

---

income received, losses claimed as a limited partner in any limited partnership, contributions to an IRA or KEOGH retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

NY 239683205v1

DISCLOSURE SCHEDULES

TO THE

ASSET PURCHASE AGREEMENT

dated as of July__, 2009

by and between

QUANTRX BIOMEDICAL CORPORATION

as Purchaser,

PRIA DIAGNOSTICS, LLC

as Seller

Disclosure Schedules

These Disclosure Schedules (these "Schedules") are provided in connection with that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of even date herewith by and between QuantRx Biomedical Corporation (the "Purchaser") and Pria Diagnostics, LLC (the "Seller" or the "Company"). Capitalized terms used but not defined herein have the meanings assigned to them in the Purchase Agreement.

Each section number reference in these Disclosure Schedules corresponds to a section of the Purchase Agreement to which the disclosure or disclosures contained in such section relates. While cross-references to other Schedules are made where appropriate, the information contained in a Schedule shall be deemed to be incorporated by reference in other applicable Schedules if the applicability of such information to such other Schedules is reasonably apparent on its face. Nothing in these Schedules constitutes an admission to any third party.

Schedule 3.01

Organization, Authority and Qualification of the Seller

None

Schedule 3.02

No Conflict

None

Schedule 3.03

Governmental Consents and Approvals

None

Schedule 3.04

Absence of Undisclosed Liabilities

- **Optical Tool located in Los Angeles**. The Company presently has an outstanding balance with Qioptiq, Polymer, Inc. totaling seven thousand nine hundred and thirty seven dollars and 50/100 ($7937.50) for the Optical Tool located in Los Angeles.

Schedule 3.05

Litigation

Vanderbilt University v. Pria Diagnostics, LLC, Case No. 07-147. In November 2004 Vanderbilt entered into an agreement with the Company pursuant to which Vanderbilt agreed to conduct, for the Company's benefit, research towards the development of portable medical devices for the fixed price of $120,000. In 2005 the parties amended the agreement to include additional research services for a new total cost of one hundred thirty five thousand dollars ($135,000). On August 3, 2007, Vanderbilt filed a complaint against the Company in the Chancery Court for Davidson County, Tennessee at Nashville for the outstanding balance of forty three thousand dollars remaining ($43,000). On or about September 27, 2007 the Company entered into a payment plan with Vanderbilt and made a single payment of one thousand dollars and 00/100 ($1,000) reducing the outstanding balance to $42,000. On March 17, 2008 Vanderbilt filed a final order to recover from the Company the amount inclusive of pre-judgment, interest of $42,000. Vanderbilt and the Company have entered into a settlement agreement dated 07/19/2009, wherein the Company agrees to pay to Vanderbilt a sum of $10,000 in satisfaction of the outstanding balance.

Schedule 3.06

Compliance with Laws

None

Schedule 3.07

Environmental and Other Permits and Licenses

None

Schedule 3.08

Material Contracts

(d)

License Agreement

A License Agreement between the Company and Pria Singapore, Ltd., a Singapore corporation, (an Affiliate of the Company), dated October 1, 2006 ("Pria Singapore Agreement"), wherein the Company grants a license to Pria Singapore, Ltd. for the PCT patent application for Male Fertility Assay Method and Device, Application No. PCT/US09/39069 filed 12/09/2003 and know how (ideas, discoveries, trade secrets, inventions, methods, instructions, techniques, practices, procedures, knowledge, date, results, processes, formulas or other information).

A License Agreement between the Company and Church & Dwight Co., Inc., a Delaware corporation ("Church & Dwight"), dated December 31, 2004 and Amended on May, 2006, (the "Church & Dwight Agreement") wherein the Company offers an exclusive right to the following patents to Church & Dwight:

Pending US Serial No. 10/705,162, filed November 6, 2003, US Publication No. 2004/0146850, and any patent continuation, division, re-examination, or reissue thereof, and the foreign counterpart patent granted.

The Company also granted to Church & Dwight the Element (disposable self contained unit, intended for use as a device to determine the rate, flux density and or motility of human male sperm, together with all improvements, modifications, inventions and discoveries). Church & Dwight engaged the Company to develop the licensed product and improvements.

(a) (b) (d)

Secured Creditors

The following lenders (the "Lenders") have made loans (the "Loans") to the Company in an aggregate principal amount of Seven Hundred Seventy One Thousand and Three Hundred Dollars and 00/100 ($771,300) pursuant to the terms of those certain Secured Convertible Notes and Amendments to the Secured Convertible Notes (the "Notes") (secured by a security agreement and UCC filings against the Company's Assets) issued to each of the Lenders. Each Lender has agreed to enter into a Secured Creditor Release Agreement (the "Release Agreement"); Inter-creditor Agreement ("Inter-Creditor Agreement"); and Amended Promissory Note("Amended Note"), whereby each Lender has agreed to release their security interest in the secured collateral in exchange for payment from the Company in cash and stock as stated in the Release Agreement;

Amended Note; and Inter-Creditor Agreement. The Company will pay the Lenders cash and stock proceeds associated with the sale of the Assets to the Purchaser (net of transaction costs):

Alan Stephenson

Daniel S. Koellen

Dr. Allison Wren

Fox-McCarthy Family Limited Partnership, LLP (the Company is in the process of contacting)

GRO Industries

Hamilton Family Trust

Jan Saunders

Jim McCarthy

John Markell

Larry E. & Amber S. Henninger, TTEE

Masayasu Suda

MB Enterprises

MMC Corporation

Nicholas Moren

Nick Halsey

Nevada Investment Capital, LLC

Ricardo Cesped

Richard U. May (the Company is in the process of contacting)

Sandra Bates Hinck (the Company is in the process of contacting)

The CFO Group

TJ Langer

Schedule 3.09

Intellectual Property

(c) The following agreements will be entered into by the Company and the Lenders as set forth on Schedule 3.08 and are incorporated herein by reference:

* The Security Agreement

* The Note and Amended Note

* The Inter-creditor Agreement

* The Release Agreement

The following agreements set forth on Schedule 3.08:

*The Pria Singapore Agreement

*The Church & Dwight Agreement

Schedule 3.10

Assets

- The Qioptiq Matter set forth on Schedule 3.04 and incorporated herein by reference.
- UCC liens filed with the Delaware Secretary of State for the secured interests of the Lenders set forth on Schedule 3.08.
- The following agreements entered into by the Company and set forth on Schedule 3.08:

  *The Pria Singapore Agreement

  *The Church & Dwight Agreement

Schedule 3.11

Taxes

None

Schedule 3.12

Insurance Coverage

The Company had the following policies which were cancelled on or about June 1, 2008:

WORKERS COMPENSATION (St Paul Travelers effective Jan 7, 2008) was cancelled on 10/31/08.

COMMERCIAL PACKAGE (PROPERTY AND AUTO) (Hartford effective Nov 14, 2007 to Jan 7, 2009) was cancelled on 11/14/08.

GENERAL LIABILITY (Evanston Ins Co effective Nov 14, 2007/2008) was cancelled on 11/14/08.

DIRECTORS & OFFICERS LIABILITY (Hartford effective Jan 3, 2008) was cancelled on 01/03/09.

Schedule 3.14

Broker

The Company entered into an agreement with TSG, dated January 8, 2008, to act as its exclusive financial advisor with respect to a potential business transaction with the Purchaser. The minimum success fee for TSG will be $150,000 for the retainer period.

Schedule 3.15

Purchase Shares

The Purchase Shares shall be received thirty days after the Closing and held for six months by the Company and will thereafter be distributed to the Lenders in accordance with the Security Agreement, Amended Note, and Inter-creditor set forth on Schedule 3.08.